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                SELIGMAN MUNICIPAL SERIES TRUST - N-SAR EXHIBITS

EXHIBIT 77C

RESULTS OF MEETING OF SHAREHOLDERS

Seligman California Municipal High-Yield Fund
Seligman California Municipal Quality Fund

SPECIAL MEETING OF SHAREHOLDERS HELD ON FEBRUARY 15, 2011
(UNAUDITED)

A brief description of the proposals voted upon at the meeting and the votes cast for, against or withheld, as well as the number of abstentions and broker non-votes as to each proposal are set forth below. A vote is based on total number of shares outstanding in the Fund.

Seligman Municipal Series Trust - on behalf of Seligman California Municipal High-Yield Fund and Seligman California Municipal Quality Fund

PROPOSAL. To elect trustees to the Board.*

                              SHARES VOTED "FOR"   SHARES VOTED "WITHHOLD"   ABSTENTIONS   BROKER NON-VOTES
                              ------------------   -----------------------   -----------   ----------------
01. Kathleen Blatz               6,581,723.453           229,375.762            0.000            0.000
02. Edward J. Boudreau, Jr.      6,548,982.588           262,116.627            0.000            0.000
03. Pamela G. Carlton            6,570,837.206           240,262.009            0.000            0.000
04. William P. Carmichael        6,543,103.044           267,996.171            0.000            0.000
05. Patricia M. Flynn            6,581,723.453           229,375.762            0.000            0.000
06. William A. Hawkins           6,548,911.615           262,187.600            0.000            0.000
07. R. Glenn Hilliard            6,551,450.453           259,648.762            0.000            0.000
08. Stephen R. Lewis, Jr.        6,540,353.336           270,745.879            0.000            0.000
09. John F. Maher                6,546,443.750           264,655.465            0.000            0.000
10. John J. Nagorniak            6,551,450.453           259,648.762            0.000            0.000
11. Catherine James Paglia       6,577,352.453           233,746.762            0.000            0.000
12. Leroy C. Richie              6,546,443.750           264,655.465            0.000            0.000
13. Anthony M. Santomero         6,548,982.588           262,116.627            0.000            0.000
14. Minor M. Shaw                6,548,982.588           262,116.627            0.000            0.000
15. Alison Taunton-Rigby         6,579,184.615           231,914.600            0.000            0.000
16. William F. Truscott          6,538,096.341           273,002.874            0.000            0.000

* All shares of Seligman Municipal Series Trust are voted together as a single class for the election of trustees.

Seligman California Municipal High-Yield Fund

PROPOSAL. To approve an Agreement and Plan of Reorganization between Seligman California Municipal High-Yield Fund and Columbia California Tax-Exempt Fund.

SHARES VOTED "FOR"   SHARES VOTED "AGAINST"   ABSTENTIONS   BROKER NON-VOTES
------------------   ----------------------   -----------   ----------------
  2,613,779.896            67,350.243          58,527.582      620,581.000

Seligman California Municipal Quality Fund

PROPOSAL. To approve an Agreement and Plan of Reorganization between Seligman California Municipal Quality Fund and Columbia CaliforniaTax-Exempt Fund.

SHARES VOTED "FOR"   SHARES VOTED "AGAINST"   ABSTENTIONS   BROKER NON-VOTES
------------------   ----------------------   -----------   ----------------
  2,795,685.952            98,114.571         130,912.971      426,147.000